RCM Technologies, Inc.	Tel: 856.356.4500	Corporate Contacts:
2500 McClellan Avenue	Fax: 856.356.4600	Rocco Campanelli
Pennsauken, NJ 08109	info@rcmt.com	President & CEO
	www.rcmt.com	Kevin D. Miller
Chief Financial Officer

P R E S S   R E L E A S E

RCM TECHNOLOGIES, INC. ANNOUNCES FIRST QUARTER RESULTS
Achieves Highest Quarterly Revenues in Five Years

Pennsauken, NJ – May 7, 2014 -- RCM Technologies, Inc. (NasdaqGM: RCMT), a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced engineering, information technology and specialty health care services, today announced financial results for its first quarter, the thirteen week period ended March 29, 2014.

RCM Technologies reported revenues of $48.6 million in the first quarter of 2014, a 17.8% increase over $41.2 million in the thirteen week period ended March 30, 2013 (the comparable prior year period). Operating income was $2.0 million in the first quarter of 2014 compared to $1.5 million in the comparable prior year period. Net income in the first quarter of 2014 was $1.2 million, or $0.10 per diluted share, as compared to $1.0 million, or $0.08 per diluted share, in the comparable prior year period.

Rocco Campanelli, President and Chief Executive Officer of RCM Technologies, commented, “Our service and client diversification strategy and focus on delivering customer-focused solutions are generating strong revenue growth across all three of our segments. In the first quarter, we achieved our highest quarterly revenues in the past five years and our Engineering and Specialty Healthcare segments recorded their highest historic quarterly revenues for the fifth and second consecutive quarters, respectively.  Our Information Technology segment continued to post impressive results and experienced its sixth consecutive growth quarter.”

Kevin Miller, Chief Financial Officer of RCM Technologies, added, “The revenue growth we are delivering across our segments is encouraging. Engineering, our largest segment, achieved 21.7% year-over-year growth, Information Technology, our second largest segment, grew 7.3% year-over-year, and Specialty Healthcare, our smallest, but fastest growing segment, delivered year-over-year growth of 27.4%. Based on our current backlog and pipeline, we are optimistic that both revenues and operating income for the balance of fiscal 2014 will exceed the comparative prior year period.”

About RCM
RCM Technologies, Inc. is a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology and engineering services. RCM is an innovative leader in the delivery of these solutions to commercial and government sectors.  RCM is also a provider of specialty healthcare services to major health care institutions and educational facilities. RCM’s offices are located in major metropolitan centers throughout North America.  Additional information can be found at www.rcmt.com.

The Statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements.  These statements often include words such as “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” “believe,” “plan,” “seek,” “could,” “can,” “should” or similar expressions.  In addition, statements that are not historical should also be considered forward-looking statements. These statements are based on assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances.  Forward-looking statements include, but are not limited to, those relating to demand for the Company’s services, expected demand for our services and expectations regarding our revenues, the Company's ability to continue to utilize goodwill, to continue to increase gross margins, to achieve and manage growth, to develop and market new applications and services, risks relating to the acquisition and integration of acquired businesses, the ability of the Company to consummate acquisitions as to which it executes non-binding letters of intent, demand for new services and applications, timing of demand for services, industry strength and competition, initiatives to enhance stockholder value and general economic factors. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors, which may cause actual events to be materially different from those expressed or implied by such forward-looking statements.  Risk, uncertainties and other factors may emerge from time to time that could cause the Company’s actual results to differ from those indicated by the forward-looking statements. Investors are directed to consider such risks, uncertainties and other factors described in documents filed by the Company with the Securities and Exchange Commission. The Company assumes no obligation (and expressly disclaims any such obligation) to update any forward-looking statements contained in this release as a result of new information or future events or developments, except as may be required by law.

Tables to Follow

RCM Technologies, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
 (In Thousands, Except Share and Per Share Amounts)

	Thirteen Week Periods Ended
	March 29, 2014	March 30, 2013
Revenues	$48,569	$41,230
Cost of services	36,312	30,609
Gross profit	12,257	10,621
Selling, general and administrative	9,844	8,693
Severance and other charges	104	145
Depreciation and amortization	271	269
Operating income	2,038	1,514
Other income, net	(62)	91
Income before income taxes	1,976	1,605
Income tax expense	773	645
Net income	$1,203	$960

Diluted net earnings per share data	$0.10	$0.08

RCM Technologies, Inc.
Summary Consolidated Selected Balance Sheet Data
 (In Thousands)

	March 29, 2014 (Unaudited)	December 28, 2013
Cash and cash equivalents	$5,595	$9,317
Accounts receivable, net	$59,955	$55,726
Total current assets	$74,737	$72,704
Total assets	$88,624	$86,524
Total current liabilities	$25,574	$24,739
Total liabilities	$25,981	$25,146
Stockholders’ equity	$62,643	$61,378
Stockholder’s equity less goodwill and intangible assets	$52,902	$51,617

RCM Technologies, Inc.
Condensed Consolidated Statements of Cash Flows
 (Unaudited)
(In Thousands)

	Thirteen Week Periods Ended
	March 29, 2014	March 30, 2013
Net income	$1,203	$960
Adjustments to reconcile net income to cash provided by operating activities	622	282
Changes in operating assets and liabilities
Accounts receivable	(4,247)	(5,893)
Transit accounts receivable	(312)	3,233
Prepaid expenses and other current assets	(1,227)	455
Accounts payable and accrued expenses	36	1,259
Transit accounts payable	377	(1,501)
Accrued payroll and related costs	1,050	911
Income taxes payable	(309)	367
Total adjustments	(4,010)	(887)
Cash (used in) provided by operating activities	($2,807)	$73

Net cash used in investing activities	(484)	(313)
Net cash (used in) provided by financing activities	(94)	67
Effect of exchange rate changes	(337)	(54)
Decrease in cash and cash equivalents	($3,722)	($227)